EXHIBIT 10.6

                      [Letterhead of Weiner's Stores, Inc.]

May 1, 1997


Mr. Herbert R. Douglas
1531 Nantucket Drive
Houston, Texas  77057

Dear Herb:

This letter sets forth the terms and conditions of the amendment to the Employment Agreement (the "Agreement") dated as of December 1, 1995 between Weiner's Stores, Inc., and you.

Paragraph 5(g) of the Agreement shall be amended to add the following at the end of that paragraph:

         In addition to the foregoing, a Change of Control also shall occur when any "person" (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes a "beneficial owner" (as such term is used in Rule 13d-3 under the Exchange Act) of more than 50 percent of the Voting Stock of the Company, except as may otherwise be provided for in a confirmed plan of reorganization. "Voting Stock" shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

This agreement shall become effective upon execution by both parties and delivery of a fully executed document to the Company.

If you agree that the above sets forth our agreement regarding the terms and conditions of the amendment to your Agreement, please sign and date this agreement in the spaces provided below and return it to Ray Miller.

                                    Very truly yours,

         /s/ Sol B. Weiner                           /s/ Leon Weiner
         Sol B. Weiner                               Leon Weiner
         Co-Chairman of the Board                    Co-Chairman of the Board

Accepted and Agreed:

/s/ Herbert R. Douglas
Herbert R. Douglas

Date: May 1, 1997